Exhibit 2.2

Supplementary Agreement to Asset Purchase Agreement

This supplement agreement to the Asset Purchase Agreement (hereinafter referred to “Supplementary Agreement”) is entered into and effective on the date last signed below (the “Effective Date”) by and between:

NeoPhotonics Dongguan Co., Ltd., (“ Neo DG ”) a wholly owned enterprise incorporated under the laws of China with its registered address at Section B of B9, Conrad High-Tech Park, South Section of Chang Nan Road, Shangsha Village, Zhen’an, Chang’An Town, Dongguan City, Guangdong Province 523850, China (each a “Seller” and collectively with Neo China the “Sellers”); and

NeoPhotonics (China) Co. Ltd., (“Neo China”) a wholly foreign owned enterprise incorporated under the laws of China with its registered address at NeoPhotonics Building, 8 Keji South 12th Road, South High-Tech Industry Park, Shenzhen 518057, China (each a “Seller” and collectively with Neo DG the “Sellers”); and

APAT OptoElectronics Components Ltd., a limited liability company incorporated under the laws of China with its registered address at Room 1503, Unit 2, COFCO Business Garden, Second Liuxian Road, Bao’an District, Shenzhen 518101, China (the “Purchaser”)

The Sellers and the Purchaser are hereinafter collectively referred as the “Parties” and each individually as a “Party”.

All capitalized terms herein shall have the meaning ascribed to them in the APA.

WHEREAS:

1.

Whereas, the Parties hereto have previously executed Asset Purchase Agreement (hereinafter refereed to “APA”), effective as of December14, 2016 to transfer certain of assets and liabilities used in or related to the Relevant Business from Sellers to Purchaser.

2.	Whereas, the Purchaser has already completed Phase One Due Diligence and Phase Two Due Diligence and has not found any Material Deviation of the Seller.
3.

Whereas, the Parties hereto agree and acknowledge that the Pre-Closing Arrangement as prescribed in Section 8.3(d) of the APA with respect to the obligations of the Sellers to procure CMI to enter into a contract with the Purchaser is the only condition that the Sellers have not satisfied yet for Closing and the Purchaser hereby waives the right to require the Sellers to satisfy such Pre-Closing Arrangement prior to Closing.

4.

Whereas，the Parties desire to sign this Supplementary Agreement to confirm the Purchaser will transfer the US$25,000,000 (the “Purchase Price”) to the Seller on January 6, 2017(“Closing Date”) and final transferring price shall be adjusted subject to Section 6.2 of the APA upon agreement by both parties.

5.	Whereas，the Parties desire to sign this Supplementary Agreement to confirm the final transferring price subject to the post-closing adjustments based on count of inventories pursuant to the APA.

NOW, THEREFORE, after friendly negotiation Sellers and Purchaser agree as follows.

1.

Subject to the provisions of Section 6.1 of the APA, the Parties hereto agree that the      aggregate purchase price of the Purchased PRC Assets, the Purchased Non-PRC Assets and the Assumed Liabilities which shall be paid by the Purchaser to the Sellers is US$25,000,000 (the “Purchase Price”).

2.	The Parties agree that the Purchase Price is constituted by 2 parts:
i)

US$ 19,403,118 is payable by the Purchaser to the account designated by the Sellers in   RMB equivalent in a lump sum on January 6, 2017 and shall be paid to Neo Dongguan and  Neo China separately as below:

NeoPhotonics Dongguan Co., Ltd.

 Bank Account No.: 7442610182400010941

Beneficiary Bank：CITIC Bank Shenzhen Houhai Sub-branch

 Transfer Amount: RMB75,000,000

 NeoPhotonics (China) Co., Ltd.

Bank Account No.: 7442610182400001273

Beneficiary Bank：CITIC Bank Shenzhen Houhai Sub-branch

 Transfer Amount:RMB59,467,246

ii)    With respect to the RMB 6,900,000 which has already been put into the Escrow Account according to the Section 12.1(f) in the APA by Neo Dongguan and The Purchaser respectively, Parties agree to such amounts and repossess their funds.

iii)  US$5,596,882 is payable by the Purchaser or its non-PRC Affiliate to the bank account in Hong Kong as below of which is Affiliated Company of the Seller and the owner of the Purchased Non-PRC Assets in US dollars as the consideration for transfer of the Purchased Non-PRC Assets.

NEOPHOTONICS CORPORATION

East West Bank, Hong Kong Branch

Beneficiary's Bank A/C No.: 3582023069001

STIFT Code: EWBKHKHH

               Beneficiary’s Bank address: Suite 1108, 11/F, Two International Finance Centre

8 Finance Street, Central, Hong Kong

As Purchaser intends to get a loan from the Sellers and the aggregate amount of which is US$2,000,000 according to the Section 6.1 in the APA, the Parties will enter into a loan agreement separately with the similar condition as prescribed in the Appendix XIII of the APA and in the meantime the Purchaser shall pay US$ 3,596,882 on January 6, 2017 to the Hong Kong bank account as above mentioned. The Parties agree and acknowledge that payment time is an essential element of the APA and Supplementary Agreement. Therefore, in the event Purchaser fails to make the payment to the Sellers and the Affiliated Company of the Sellers according to Section 2 herein, the Sellers and Purchaser agree to postpone the Closing date to one month later after the signing date hereof.

3.	The Parties agree and acknowledge that Purchase Price will be adjusted according to the Section 6.2 as prescribed in the APA after Closing Date.

4． The Parties agree and acknowledge that the Pre-Closing Arrangement as prescribed in Section 8.3(d) of the APA with respect to the obligations of the Sellers to procure CMI to enter into a contract with the Purchaser is the only condition that the Sellers have not satisfied yet for Closing. The Purchaser hereby waives the right to require the Sellers to satisfy such Pre-Closing Arrangement prior to Closing. The Parties agree and acknowledge that such Pre-Closing Arrangement related to CMI will be completed on or before February 15, 2017.

4.	The Parties agree and acknowledge that the Pre-Closing Arrangement as prescribed in Section 8.2 of the APA with respect to the obligations of the Purchaser has satisfied.

5.

The Parties agree and acknowledge that a form of product warranty and service agreement as prescribed in Section 9.3 of the APA to be entered into before Closing is no longer necessary as the Parties already set forth the major terms in Section 9.3 of the APA.

6.

Except for any provisions confirmed, modified and supplemented by the Parties as set forth in this Supplementary Agreement, all other terms and conditions in the APA shall survive and remain valid and binding upon both Parties.

Signature page

In witness thereof, the Parties have signed this Agreement on the date written above.

NeoPhotonics Dongguan Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

NeoPhotonics (China) Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

Purchaser: APAT Optoelectronics Components Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Rengxian Gu
Rengxian Gu